Exhibit 10(o)(o)(o)

GRANT AGREEMENT

Name:	fld_NAME_AC	Employee ID:	fld_EMPLID

Grant Date:	expGRANT_DATE
Grant Number:	Fld_GRANT_NBR
Grant Price:	$fld_GRANT_PRICE1fld_NAME1_AC
Award Amount:	0

Plan:	Fld_DESCR

Performance-Contingent Non-Qualified Stock Option

THIS GRANT AGREEMENT, as of the Grant Date noted above between HP Inc., a Delaware corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company's continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted a non-qualified stock option (“Stock Option”) to purchase the number of shares stated above of its $0.01 par value voting Common Stock (“Shares”) upon the terms and conditions set forth herein and in accordance with the terms and conditions of the Plan named above, a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus. The Plan and the related prospectus can also be obtained by written or telephonic request to the Company Secretary. Unless otherwise defined in this Grant Agreement, any capitalized terms in this Grant Agreement shall have the meaning ascribed to such terms in the Plan.

THEREFORE, the parties agree as follows:
1.Grant of Stock Options.
This Stock Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.
2.Grant Price.
The Grant Price is the price per Share set forth above.
3.Restrictions on Transfer.
This Stock Option is not transferable by the Employee otherwise than by will or the laws of descent and distribution, and is exercisable only by the Employee during his or her lifetime. This Stock Option may not be transferred, assigned, pledged or hypothecated by the Employee during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.
4.Vesting Schedule.
This Stock Option will vest and become exercisable according to the vesting schedule set forth below except as otherwise provided in this Grant Agreement and except to the extent a severance plan applicable to the Employee provides otherwise, subject to the Employee’s compliance with the terms and conditions of the Plan and this Grant Agreement.

(a)This Stock Option shall vest, if at all, as to one-third of the Shares thereunder (“First Tranche”) upon the satisfaction of both of the following criteria prior to the expiration of the Stock Option: (i) the Employee’s continued employment on the first anniversary of the Grant Date (“First Tranche Service Component”), and (ii) subject to the Employee’s continued employment on such date, the first date that the closing Share price on the New York Stock Exchange has met or exceeded 110% of the Grant Price set forth above for at least 20 consecutive trading days within two years after the Grant Date (“First Tranche Share Price Component”); and
(b)This Stock Option shall vest, if at all, as to one-third of the Shares thereunder (“Second Tranche”) upon the satisfaction of both of the following criteria prior to the expiration of the Stock Option: (i) the Employee’s continued employment on the second anniversary of the Grant Date (“Second Tranche Service Component”), and (ii) subject to the Employee’s continued employment on such date, the first date that the closing Share price on the New York Stock Exchange has met or exceeded 120% of the Grant Price set forth above for at least 20 consecutive trading days within four years after the Grant Date (“Second Tranche Share Price Component”); and
(c)This Stock Option shall vest, if at all, as to one-third of the Shares thereunder (“Third Tranche”) upon the satisfaction of both of the following criteria prior to the expiration of the Stock Option: (i) the Employee’s continued employment on the third anniversary of the Grant Date (“Third Tranche Service Component”), and (ii) the first date that the closing Share price on the New York Stock Exchange has met or exceeded 130% of the Grant Price set forth above for at least 20 consecutive trading days within five years after the Grant Date, subject to the Employee’s continued employment on such date (“Third Tranche Share Price Component”);
If none of the specified performance measures set forth above are met by the date specified in (a), (b), or (c) as applicable, the Stock Option will not vest and will not be exercisable at any time.
For purposes of determining whether a stock price has met a Tranche Share Price Component, each tranche’s hurdle percentage (110%, 120%, 130%) shall be multiplied with its respective Grant Price, rounded to the hundredths (two decimals).
5.Expiration Date.
This Stock Option will expire on the tenth anniversary of the Grant Date set forth above (“Expiration Date”), unless sooner terminated or canceled in accordance with the provisions of the Plan and this Grant Agreement. The Employee must exercise this Stock Option, if at all, on a day the New York Stock Exchange is open for trading and on or before the Expiration Date. The Employee shall be solely responsible for exercising this Stock Option, if at all, prior to the Expiration Date. The Company shall have no obligation to notify the Employee of this Stock Option’s expiration.
6.Method of Exercise.
This Stock Option, to the extent it is then vested and exercisable, may be exercised through a broker designated by the Company or by any other method the Committee has approved; provided, however, that no such exercise shall be with respect to fewer than 25 Shares or the remaining Shares covered by the Stock Option if less than 25. The exercise must be accompanied by the payment of the full Grant Price of such Shares and any Tax-Related Items (as defined in Section 12(a)) withholding. Payment may be in cash or Shares or a combination thereof to the extent permissible under Applicable Law or through a broker-assisted cashless exercise; provided, however, that any payment in Shares shall be in strict compliance with all procedural rules established by the Committee.
7.Termination of Employment.
Upon termination of the Employee’s employment for any reason other than death, retirement, in accordance with the applicable retirement policy, permanent and total disability or Cause (as defined below), then all unvested Shares shall be forfeited by the Employee as of the date of termination and he or she may exercise the Stock Option, to the extent that it is then vested, within three (3) months after the date of the Employee’s termination (but in no event later than the Expiration Date), except to the extent a severance plan applicable to the Employee provides otherwise.
8.Death of Employee.
Notwithstanding the provisions of Section 4 of this Grant Agreement but subject to the terms of Section 18(a) in the event of the Employee's death prior to the fifth anniversary of the Grant Date, this Stock Option shall vest in full, to the extent not previously vested or forfeited. In the event of the Employee’s death at any time prior to the Expiration Date, the Employee’s legal representative or designated beneficiary shall have the right to exercise all or a portion of the Employee's vested rights under this Grant Agreement within one (1) year after the death of the Employee, and shall be bound by the provisions of the Plan. In all cases, however, this Stock Option will expire no later than the Expiration Date.
9.Disability of the Employee.
Notwithstanding the provisions in Section 4 of this Grant Agreement but subject to the terms of Section 18(a) in the event of the Employee’s termination prior to the fifth anniversary of the Grant Date due to permanent and total disability, this Stock Option shall vest in full, to the extent not previously vested or forfeited. In the event of the Employee’s termination due to permanent and total disability at any time prior to the Expiration Date, the Employee may exercise his or her vested rights under this Grant Agreement within three (3) years from the date of termination. In all cases, however, this Stock Option will expire no later than the Expiration Date. The Company’s obligation to vest the Stock Option under this paragraph is subject to the condition that (i) the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company no later than the date immediately prior to the date of the Employee’s termination of employment, (ii) the Employee has not engaged in any conduct that creates a conflict of interest in the opinion of the Company during the Employee’s active employment with the Company and any-post employment period during which the Stock Option remains outstanding and (iii) the Employee is in compliance with any-post employment restrictions in the ARCIPD during the period in which the Stock Option remains outstanding.
10.Termination for Cause.
Upon termination of the Employee’s employment for Cause (as defined in the Plan), then all unvested Shares shall be forfeited by the Employee and he or she may exercise the Stock Option, to the extent that it is then vested, before the New York Stock Exchange closes on the date of the Employee’s termination, except to the extent a severance plan applicable to the Employee provides otherwise. Such forfeiture shall occur regardless of whether the Employee has satisfied any applicable age and service requirements for retirement.
11.Retirement of the Employee.
Notwithstanding the provisions of Section 4 of this Grant Agreement but subject to the terms of Section 18(a) in the event of the Employee’s termination of employment prior to the fifth anniversary of the Grant Date due to retirement in accordance with the applicable retirement policy, this Stock Option, to the extent not previously vested or forfeited, shall vest and become exercisable as follows:
(a)Provided the First Tranche Share Price Component is timely satisfied, the First Tranche shall fully vest and become exercisable as of the later of the date the First Tranche Share Price Component is satisfied or the first anniversary after the Grant Date;
(b)Provided the Second Tranche Share Price Component is timely satisfied, the Second Tranche shall fully vest and become exercisable as of the later of the date the Second Tranche Share Price Component is satisfied or the second anniversary after the Grant Date; and
(c)Provided the Third Tranche Share Price Component is timely satisfied, the Third Tranche shall fully vest and become exercisable as of the later of the date the Third Tranche Share Price Component is satisfied or third anniversary after the Grant Date.
In the event of the Employee’s termination due to retirement in accordance with the applicable retirement policy at any time prior to the Expiration Date, the Employee may exercise his or her vested rights, if any, under this Stock Option within five years from the date of termination, or vesting if later. In all cases, however, this Stock Option will expire no later than the Expiration Date. The Company’s obligation to vest the Stock Option under this paragraph is subject to the condition that (i) the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company no later than the date immediately prior to the date of the Employee’s termination of employment, (ii) the Employee has not engaged in any conduct that creates a conflict of interest in the opinion of the Company during the Employee’s active employment with the Company and any-post employment period during which the Stock Option remains outstanding and (iii) the Employee is in compliance with any-post employment restrictions in the ARCIPD during the period in which the Stock Option remains outstanding.
12.Taxes.
(a)The Employee shall be liable for any and all taxes, including income tax, social insurance, payroll tax, payment on account, employer taxes, or other tax-related items related to the Employee’s participation in the Plan and legally applicable or otherwise recoverable from the Employee (such as fringe benefit tax) by the Company and/or the Employee’s employer (the “Employer”) whether incurred at grant, vesting, exercise, sale, prior to vesting or at any other time (“Tax-Related Items”). In the event that the Company or the Employer is required, allowed or permitted to withhold taxes as a result of the grant, vesting or exercise of Stock Options, or subsequent sale of Shares acquired pursuant to such Stock Options, the Employee shall make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under Applicable Law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all applicable required withholding Tax-Related Items that are legally recoverable from the Employee at the time of the tax withholding event, unless the Company, in its sole discretion, has established alternative procedures for such payment. The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any required Tax-Related Items. To the extent that any payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-Related Items. The Employee agrees to pay any Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by Applicable Law.
(b)Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Options, including, but not limited to, the grant, vesting, exercise or settlement of Stock Options, the subsequent issuance of Shares and/or cash upon settlement of such Stock Options or the subsequent sale of any Shares acquired pursuant to such Stock Options and receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of this grant of Stock Options to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee has become subject to tax in more than one jurisdiction the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt, vesting or exercise of Stock Options, that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described herein if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Employee’s jurisdiction(s), in which case the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Employee is deemed to have been issued the full number of shares of Common Stock subject to the exercised Stock Options, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

(d)The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt, vesting or exercise of Stock Options or subsequent sale of the Shares acquired on exercise, or at any other time, that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described herein if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
(e)In accepting the Stock Option, the Employee consents and agrees that in the event the Stock Option becomes subject to an Employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the Stock Option. Further, by accepting the Stock Option, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 12. The Employee further agrees to execute any other consents or elections required to accomplish the above promptly upon request of the Company.
13.Acknowledgement and Waiver.
By accepting this Stock Option, the Employee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of Stock Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of Stock Options, even if Stock Options have been granted repeatedly in the past;
(c)all decisions with respect to future grants, if any, will be at the sole discretion of the Company;
(d)the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by Applicable Law;
(e)the Employee is participating voluntarily in the Plan;
(f)Stock Options and their resulting benefits are not intended to replace any pension rights or compensation;
(g)Stock Options and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments insofar as permitted by Applicable Law and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate;
(h)unless otherwise agreed with the Company, the Stock Options and the Shares subject to the Stock Options, and the income and value of same, are not granted as consideration for, or in connection with, the service the Employee may provide as a director of a Subsidiary or Affiliate;

(i)this grant of Stock Options will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this Stock Option will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate;
(j)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Options resulting from termination of Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Stock Options to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company or the Employer and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(l)notwithstanding any terms or conditions of the Plan to the contrary, in the event of termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to exercise or otherwise receive benefits under this Grant Agreement after termination of employment, if any, will be measured by the date of termination of Employee’s active employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the Stock Options;
(m)neither the Company, the Employer, nor any Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States dollar that may affect the value of the Stock Options or any amounts due to the Employee pursuant to the settlement of the Stock Options or the subsequent sale of any Shares acquired upon settlement; and
(n)if the Company determines that the Employee has engaged in misconduct prohibited by Applicable Law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under Applicable Law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under Applicable Law, (a) recover from the Employee the proceeds from Stock Options exercised up to three years prior to the Employee’s termination of employment or any time thereafter, (b) cancel the Employee’s outstanding Stock Options whether or not vested, and (c) take any other action required or permitted by Applicable Law.
14.Data Privacy Consent.

(a)The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Company, its Subsidiaries or Affiliates, and the Employer for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

(b)The Employee understands that the Company, its Subsidiaries and Affiliates, and the Employer may hold certain personal information about the Employee, including, but not limited to, name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company, details of all restricted stock units, Stock Options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”) for the exclusive purpose of implementing, managing and administering the Plan.

(c)The Employee understands that Data may be transferred to Merrill Lynch and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Company is committed to protecting the privacy of Data in such cases. The Employee understands that by contract both with the Company and/or any of its Subsidiaries or Affiliates and with Merrill Lynch and/or the Company’s other vendors, the people and companies that have access to the Employee’s Data are bound to handle such Data in a manner consistent with the Company’s privacy policy and law. The Company periodically performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments. The Employee further understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan.

(d)The Employee understands that if he or she resides outside the United States, the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Employee understands that he or she is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke his or her consent, the Employee's employment status or service with the Company or his or her Employer will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Employee Stock Units or other equity awards or administer and manage the Employee’s participation in the Plan. Therefore, the Employee understands that refusing or withdrawing his or her consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.

(e)Further, the Employee understands that the Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request that the Employee provide another data privacy consent. If applicable and upon request of the Company or a Subsidiary or Affiliate, the Employee agrees to provide an executed data privacy consent or acknowledgement (or any other consents, acknowledgements or agreements) to the Company or a Subsidiary or Affiliate that the Company and/or a Subsidiary or Affiliate may deem necessary to obtain under the data privacy laws in the Employee’s country of employment, either now or in the future. The Employee understands that he or she may be unable to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or a Subsidiary or Affiliate.

By electronically accepting Stock Units on the Merrill Lynch website, the Employee is declaring that the Employee agrees with the data processing practices described in this Section 14 and that the Employee consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned therein for the purposes described therein.
15.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
16.Plan Information.
The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Long-term Incentives website referenced above and stockholder information, including copies of any annual report, proxy and Form 10K, from the investor relations section of the Company's website at www.hp.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Employee hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.Additional Eligibility Requirements Permitted.
In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire exercise period. If such separate documents are required by the Company and the Employee does not accept them within 75 days of the Grant Date or such other date as of which the Company shall require in its discretion, this Stock Option shall be canceled and the Employee shall have no further rights under this Grant Agreement.
18.Miscellaneous.
(a)The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof other than the terms of any severance plan applicable to the Employee that provides more favorable vesting, or extended post-termination exercise periods, and may not be modified adversely to the Employee's interest except by means of a writing signed by the Company and the Employee. Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee. This Grant Agreement is governed by the laws of the state of Delaware without regard to its conflict of law provisions.
(b)If the Employee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(c)The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(d)The Company’s obligations under this Grant Agreement and the Employee’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent. In the event that the Employee breaches the arbitration agreement or the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(e)The Employee acknowledges that, depending on the Employee or broker’s country of residence or where the Company Shares are listed, the Employee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Stock Options) under the Plan during such times as the Employee is considered to have “inside information” regarding the Company (as defined by the laws in the Employee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Employee placed before he or she possessed inside information. Furthermore, the Employee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.
(f)The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Stock Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(g)A waiver by the Company of a breach of any provision of this Grant Agreement shall not operate or be construed as a waiver of any other provision of this Grant Agreement, or of any subsequent breach by the Employee or any other employee in the Plan.
(h)The Company shall not be required to treat as owner of Stock Options, or to provide any associated benefits hereunder, any transferee to whom such Stock Options or benefits shall have been transferred in violation of any of the provisions of this Grant Agreement.
(i)The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.
(j)All rights granted and/or Shares issued under this Grant Agreement are subject to claw back under the Company policy as in effect from time to time.
(k)Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his or her address then on file with the Company.

HP Inc.

Enrique Lores
CEO and President

Kristen Ludgate
Chief People Officer

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note: Your grant is subject to the terms and conditions of this Grant Agreement and to the Company obtaining all necessary government approvals. If you have questions regarding your grant, please discuss them with your manager.